EXHIBIT 99.1

Micro Therapeutics Reports 2003 First Quarter Financial Results

IRVINE, Calif. — April 29, 2003 — Micro Therapeutics, Inc. today reported financial results for the first quarter ended March 31, 2003.

Net sales increased 93% to a record $5.2 million compared with $2.7 million in the comparable period a year ago. Net income was $1.0 million, or $0.04 per share, compared with net loss of $3.6 million, or $0.18 per share, in the 2002 first quarter. First quarter net income included a $7.7 million gain on an investment. Without this gain, the company would have incurred a loss of $6.7 million, or $0.23 per share. Per share calculations in the current quarter were based on 29.2 million weighted average shares outstanding reflecting shares issued in a financing completed in February 2003, compared with 20.3 million weighted average shares outstanding in the 2002 first quarter.

“First quarter 2003 sales were the highest in MTI’s history. Strong demand across our entire interventional neurology product line contributed to this 93% top line growth,” commented Tom Wilder, MTI’s president and chief executive officer. “These sales benefited from the roll-out of our Sapphire line of embolic coils, which commenced in the fourth quarter of 2002. Sales of our Onyx liquid embolic products continued their sequential increase in Europe, and sales of our neuro access products experienced impressive growth in both the U.S. and international markets.”

Gross margin for the first quarter of 2003 improved to 63%, compared with 57% in the first quarter of 2002, due primarily to favorable changes in product mix and the effects of increased production volume.

Research and development expenses, which include clinical and regulatory costs, increased 105% to $4.6 million in the first quarter of 2003 from $2.2 million in the comparable period of 2002, due primarily to increased activities associated with the U.S. clinical trials for Onyx and new product development. Also contributing to the increase was non-cash amortization of intangible assets in connection with the 2002 acquisition of Dendron GmbH.

Selling, general and administrative expenses in the recent first quarter increased 73% to $5.3 million compared to $3.0 million in the 2002 first quarter, due, in part, to increased expenses consistent with higher sales volumes in 2003, which includes fees paid in 2003 under the terms of the agreement with ev3 International for international sales, marketing and administrative services and commissions paid to the company’s U.S. sales force. Another component of the increase is cost associated with the maintenance and protection of intellectual property rights.

Cash balances at March 31, 2003 aggregated $15.7 million, which reflected the receipt of a $7.7 million milestone payment as part of the previously announced acquisition of Enteric Medical Technologies, a company of which MTI owned nearly a twenty percent voting interest, by Boston Scientific Corporation. The company recognized an investment gain upon receipt of this first milestone payment in the first quarter of 2003. On April 22, 2003 Boston Scientific announced that it had received FDA approval to market Enteryx®, which the company believes constitutes achievement of the second milestone under the terms of the acquisition agreement. The amount and timing of receipt of the second milestone payment, however, are in the process of being finalized.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s liquid embolic product, Onyx®, and the Sapphire family of embolic coils have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the United States. The Sapphire coils are currently being sold throughout Europe and in other international markets, and the company is making application for commercial regulatory clearances in the United States and Japan. MTI markets more than 225 medical devices serving the neurovascular and peripheral vascular markets.

Conference Call Information and Forward-Looking Statements

The company will host a conference call today with interested parties beginning at 7:30 a.m. PDT to review the results of operations for the first quarter of 2003. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical studies and financial position, and comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.companyboardroom.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.companyboardroom.com through 12:00 noon PDT, Tuesday, May 13, 2003.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: the successful integration of the operations of Dendron GmbH into the company’s operations, effectiveness and pace of current and future product development, success of clinical testing, product demand and market acceptance, the impact of competitive products and pricing, and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, proxy statement mailed on or about April 28, 2003 and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES

# # #